Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No.333-170899 on Form S-3 of our report dated February 28, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of Progress Energy, Inc. and subsidiaries (“Progress Energy”) for the year ended December 31, 2011, appearing in the Current Report on Form 8-K of Duke Energy Corporation dated March 2, 2012, and to the reference to us under the heading “Experts,” which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina

July 2, 2012